UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BlackRock Muni New York Intermediate Duration Fund, Inc.

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July 5, 2019

Dear Shareholder,

Two proxy advisory firms, Institutional Shareholder Services, Inc. (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”), have released their reports on the upcoming shareholder meeting of BlackRock Muni New York Intermediate Duration Fund, Inc. (NYSE: MNE), which is scheduled to take place on Thursday, July 18, 2019. Both ISS and Glass Lewis recommend that shareholders vote “FOR” the Board-approved nominees on the WHITE proxy card.

A guiding principle of your Fund’s Board of Directors is to make decisions in the best long-term interest of the Fund and its shareholders like you. Directors on the Board are not only expected to have the skills, qualifications and requisite experience to oversee your Fund, they are expected to act in the best interests of all Fund shareholders. Your Board-approved nominees have unique knowledge, views and insight that allows the Board, as a whole, to make informed decisions in your Fund’s best long-term interest. Under the Board’s leadership, the Fund’s performance has been consistently competitive and provided shareholders with high current income exempt from federal income tax and New York State and New York City personal income taxes.

A hedge fund managed by Saba Capital Management, L.P. (“Saba”) is a short-term investor in the Fund and is now attempting to install inexperienced individuals on your Board who are paid by Saba and whom we believe will serve Saba’s own purposes. Saba has a running history of trying to put these same individuals on the board of other closed-end funds and is currently attacking other closed-end funds.

You may receive solicitations from Saba seeking your proxy to approve its self-serving proposals. There are numerous reasons to reject Saba. Complying with Saba’s request that the Board authorize the Fund to conduct a self-tender for 100% of its shares could have consequences contrary to your long-term interests, for example by forcing your Fund to pay a lower dividend rate and causing the Fund’s expense ratio to increase, not to mention potential adverse tax consequences for all shareholders regardless of whether you participate in the tender. As a board with a fiduciary duty to represent all the Fund’s shareholders, we believe that the goal of Saba is to create a one-time liquidity event that would help Saba’s hedge fund make a profit in the short-term, while threatening your long-term investment.

Your Board is devoted to overseeing and safeguarding your investment in the Fund. But we cannot fight this hedge fund and its disruptive tactics alone. We need you, as a shareholder, to act. We ask that you please take a moment to cast your vote “FOR” the Board-approved nominees listed on the enclosed WHITE proxy card and “AGAINST” Saba’s proposal. Voting takes just a few minutes and can be done by mail, phone or online.

Don’t let a hedge fund seeking short-term profits put its interests above yours. You can read about the extensive qualifications and experience of each Board member and Board-approved nominee in the proxy statement that you previously received.

It is important to know that Saba may contact you by mail to solicit your vote. Please do not mail in any other proxy card that you might receive. Doing so could cancel out your vote for the Board-approved nominees and help a hedge fund prevail over the interests of all shareholders.

Acting for shareholders.

Thinking for the long-term.

Your 2019 Board-Approved Nominees

Centuries of combined experience in the investment management industry.	Michael J. Castellano	Over 40 years of financial and accounting experience and former senior leadership roles at Lazard and Merrill Lynch
	Richard E. Cavanagh (Co-Chair)	Former Harvard dean with decades of board experience and corporate governance leadership
	Cynthia L. Egan	Former senior leadership roles at T. Rowe Price and Fidelity Investments with expertise in the investment company and retirement industries
	Frank J. Fabozzi	Award-winning and distinguished professor and author with decades of expertise in fixed income
	Robert Fairbairn	Vice Chairman of BlackRock and decades of insight into the investment management industry and needs of today’s investor
	Henry Gabbay	Decades of financial experience and a career devoted to the care and oversight of BlackRock investment companies
	R. Glenn Hubbard	Former adviser to a President of the United States and Dean of Columbia Business School
	W. Carl Kester	Distinguished professor, author and former Deputy Dean and Chairman of the MBA Program at the Harvard Business School
	Catherine A. Lynch	Former CEO and Chief Investment Officer of a national pension fund with a long history of safeguarding retirement investments
	John M. Perlowski	Extensive and robust knowledge of the management and operations of BlackRock investment companies
	Karen P. Robards (Co-Chair)	Investment banking expert with decades of entrepreneurial, consulting and financial experience

We and the entire Board are committed to your Fund and protecting your long-term financial interests as shareholders. We are honored to serve your Fund and its shareholders and ask for your continued support and confidence.

Yours faithfully,

Richard E. Cavanagh	Karen P. Robards
Co-Chair of the Board	Co-Chair of the Board

Your vote matters because your investment matters. VOTE TODAY

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